[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Exhibit 10.34

SERVICE BUREAU AGREEMENT

This Agreement (“Agreement”) is entered into as of September 8, 2014 (the “Effective Date”) by and between First Associates Loan Servicing, LLC, (“First Associates” or “FA”) a Delaware limited liability company (“First Associates”) and Loandepot.com., a California limited liability company (“Client”).

WHEREAS, Client desires that First Associates perform certain services, and Client further desires that First Associates deliver reports and information to Client in connection with First Associates’ performance of the services to be performed by First Associates.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Services to be performed by First Associates.

1.1	First Associates Services. Subject to the terms and conditions hereof, First Associates shall provide certain data processing services to Client, and/or to others on behalf of Client, and shall deliver reports and information to Client relating to the foregoing services (collectively, all of the foregoing are referred to as the “First Associates Services” or the “Services”), as described in Exhibit A (which shall be titled “Statement of Work” or “Description of Services”).

1.2	Changes to Exhibit A. At any time or times, First Associates may revise Exhibit A, and thereby offer additional services, or modify existing services or terminate certain services; provided, however, that First Associates will give to Client not less than one hundred and eighty (180) days’ notice prior to materially diminishing the services offered. First Associates shall, however, modify any pricing amount set forth in Exhibit A only upon the written consent of both parties. In addition, First Associates may provide other services to Client on terms and conditions as may be otherwise mutually negotiated and agreed upon between them.

2.	Fees, Charges and Billing.

2.1	Payment. As consideration for performing the First Associates Duties, Client, among other things, shall pay First Associates the fees and expenses as set forth in Exhibit A. First Associates shall issue an invoice to Client on a monthly basis. The fees and expenses set forth in Exhibit A are stated in U.S. Dollars and all invoicing and payments hereunder shall also be in U.S. Dollars. Servicing fees and expenses due hereunder shall be netted from the monthly payments received by First Associates, if applicable. Late fees, non-sufficient funds (“NSF”) fees, and pass thru costs are deducted from the proceeds forwarded to the Client. Fees will be reported on a monthly report due to the client 15 days after the end of each month and all remittances will be sent via ACH to the Client’s account no later than 15 days after the end of the month. If payments collected on the Receivables are not sufficient to pay the servicing fees and expenses as stated in Exhibit A, or if net remittance is not applicable hereunder, the Client shall pay outstanding invoices or any shortfall from net remittance within thirty (30) days or incur monthly interest charges of two percentage points over the current prime interest rate charged by Wells Fargo Bank on any outstanding balance. In the event that Client disputes any part of an invoice or shortfall, Client shall pay the amount within ten (10) days of the resolution of the dispute.

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[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

2.2	Taxes. First Associates shall be responsible for paying all applicable taxes that apply to the ongoing operations and revenues of First Associates’ business only, and shall not be liable for any taxes due for Client’s business, its relevant assets or its clients.

Client shall not be entitled to deduct the amount of any such taxes, duties or assessments from payments made to First Associates under this Agreement. This provision shall survive the termination of this Agreement and shall be applicable regardless of the time frame in which the requirement of the payment of such taxes or assessments is asserted (e.g. a deficiency assessment by a taxing authority as a result of an audit after the termination of this Agreement).

3.	Term of Agreement.

3.1	The initial term of this Agreement shall begin on the Effective Date as set forth above and shall continue for a period of three (3) years (“Initial Term”), unless earlier terminated by either party in accordance with this Agreement. On the third anniversary of the Effective Date and each anniversary date thereafter, this Agreement shall automatically successively renew for a period of one (1) year each (each a “Renewal Term”) unless (a) earlier terminated by either party in accordance with this Agreement, or (b) either party gives notice of non-renewal (a “Non-Renewal Notice”) to the other party at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term. Parties agree to provide for a ninety (90) day written notice for termination.

3.2	Early Termination. At any time during the Initial Term or any Renewal Term, upon payment to the early termination payment described below, Client shall have the right to give First Associates notice of early termination of this Agreement, which notice shall call for a termination date not earlier than three (3) months after the date of the notice. The Early Termination Payment shall consist of the average of 12 months current service fees and will not apply on termination by the Client arising from the default of First Associates. Early termination fees shall not exceed $[***] USD in total. Failure to accompany the early termination notice with the early termination payment shall render the early termination notice null and void and of no effect. Upon the earlier of First Associates’ knowledge of its failure to comply with applicable laws and regulations pursuant to Section 15 herein, or of Client’s discovery of and notice to First Associates of its failure to comply, First Associates shall have forty five (45) days from the date of the notice to cure the failure to comply. Client, in its sole discretion, shall determine whether the failure to comply is systemic and ongoing, or if it is a singular occurrence and/or has been appropriately remediated. If after forty five days, Client, in its sole discretion, determines that the failure to comply has not or cannot be remediated, or determines that the failure to comply is indicative of systemic or widespread violations the provisions of Section 15, Client shall have the right to immediately terminate this Agreement.

4.	Deliveries After Non-Renewal Notice. Client expressly agrees that after any Non-Renewal Notice or after any other termination or expiration of this Agreement accompanied by payment in full of the applicable termination fees, First Associates shall be obligated to immediately release the information or Data (as defined in Section 5) resulting from First Associates’ performance of the First Associates Duties during the final month of this Agreement or any data, material or property furnished by Client to First Associates provided that the Client has paid all amounts due First Associates hereunder and Client has returned to First Associates all Documentation and Other Materials (as defined in Section 10) and equipment of First Associates. Data shall be defined to include without limit any and all original documents, agreements, credit reports, search reports, and evidence of title from borrowers.

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Upon termination for any cause as provided herein, First Associates will otherwise take those steps reasonably necessary to effectively transition or transfer assets that First Associates is managing for or on behalf of Client, as provided for herein, to a subsequent service provider in a manner that minimizes service disruption and is otherwise consistent with industry standards regarding the transfer service.

5.	Duties of First Associates and Client. So long as this Agreement is in force both parties warrants and covenants that each shall:

5.1	furnish or cause to be furnished to First Associates in form satisfactory to First Associates, all information (the “Data”) as specified by First Associates in form and content sufficient for First Associates to perform the First Associates Duties. It is understood that Client shall be solely responsible for completeness and accuracy of the receivable boarding Data and First Associates shall not be responsible for errors of any nature attributable to the Data being incomplete or inaccurate;

5.2	furnish promptly to First Associates copies of all reports, documents, information and input Data required by First Associates to implement and furnish the services and products hereunder and such other information as is reasonably requested by First Associates from time to time. Client shall indemnify First Associates from losses occurred through incomplete or inaccurate data, errors made by prior vendors or omission of executed TCPA releases.

5.3	acknowledge that it is the intention of First Associates and Client that: (i) Client will act as originator with respect to any receivables funded hereunder; (ii) Client rather than First Associates will solicit and receive applications for receivables and will perform any sales activities with respect thereto; (iii) First Associates’ obligations hereunder will be provided as an outsourced service provider on behalf of Client; (iv) First Associates shall have no duties to Client with respect to any application, borrower, prospective borrower, or receivable except as expressly set forth in this Agreement, and (v) at any time and from time to time during the term of this Agreement First Associates shall have the right to perform services such as those contemplated hereunder on behalf of other lenders, including other providers of solar or green receivables.

5.4	be appropriately licensed to conduct its business in compliance with all legal requirements, and shall cause all policy forms, certificates, endorsements and other appropriate documents to be prepared, approved and issued in compliance with all applicable federal and state laws and regulations.

6.	Limited Liability and Limited Warranty. THERE ARE NO WARRANTIES MADE BY FIRST ASSOCIATES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL FIRST ASSOCIATES BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS OR GOODWILL. FIRST ASSOCIATES’S MAXIMUM LIABILITY FOR ANY BREACH OF THIS AGREEMENT SHALL NOT EXCEED THE FEES ACTUALLY PAID BY CLIENT TO FIRST ASSOCIATES FOR THE SERVICES TO WHICH SUCH BREACH PERTAINS FOR THE THREE (3) MONTH PERIOD IMMEDIATELY PRECEDING SUCH BREACH. THE LIMITATIONS OF LIABILITY IN THIS SECTION WILL BE ENFORCED, EVEN IF ANY EXCLUSIVE REMEDY FAILS OF ITS ESSENTIAL PURPOSE. THIS SHALL NOT APPLY TO THE GROSS NEGLIGENCE, WILLFUL ACT OR FAILURE TO ACT IN GOOD FAITH BY FIRST ASSOCIATES.

7.

Correction of Reports. Client will give detailed notice to First Associates of any error in any report prepared by First Associates within three (3) business days after receipt of daily reports within two (2) weeks after receipt of weekly reports and within thirty (30) days after receipt of all other reports, and

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upon actual notice of such defect(s) by Client; thereafter, First Associates may not have the data to recreate the report. Failure by Client to give First Associates such notice within the appropriate time period detailing the specific error which is claimed by Client shall relieve First Associates of any responsibility to correct such error and rerun such report. After 30 days, First Associates can provide the corrected reports for $185 per hour or then current rates.

8.	Client Materials.

8.1	Condition of Materials. All source material, data and equipment furnished by Client in order that First Associates may perform hereunder must be compatible with First Associates’ equipment and such material and data must be in good condition for machine processing. If Client fails to furnish its Data to First Associates in the form and as timely as needed by First Associates, First Associates will undertake to process such Data within a reasonable time after it is furnished in proper form. Data submitted by Client to First Associates for processing, and all other data, material and property, shall be transmitted or transported to and from First Associates at Client’s expense. First Associates shall not be liable to Client under any circumstances except for gross negligence, willful misconduct, or the loss or destruction of or damage to any of Client’s Data, material or property in the custody, control or possession of First Associates except for the reasonable cost of replacement or restoration.

8.2	Confidentiality of Client Data. All Data or other material relating to Client’s business which is required to be submitted by Client or lessees to First Associates pursuant to this Agreement will be safeguarded by First Associates to the same extent that First Associates safeguards similar data and material relating to its business, but in any case not less than the standards set forth by the SSAE-16 audit review. If, however, such Data or material is publicly available, already in First Associates’ possession or known to it, or is rightfully obtained by First Associates from third parties, First Associates shall bear no responsibility for its disclosure, inadvertent or otherwise. In addition, First Associates will comply with the provisions of the Gramm-Leach-Bliley Act and other legislation intended to protect consumers’ privacy and personal information, as it relates to the personally identifiable information of Client’s customers, and warrants its compliance therewith, consistent with accepted industry standards and practices. If First Associates is requested, legally compelled or advised to disclose any of the Client Data, then, to the extent reasonably practicable, it will provide Client with prompt notice of such request, order or advice so that Client may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by Client, First Associates is nonetheless requested, legally compelled or advised to disclose the Client Data, First Associates may, without liability hereunder, disclose only that portion of the Client Data which is required to be disclosed. Client shall reimburse First Associates for reasonable expenses associates with such disclosure.

8.3	Disposition of Client Materials. First Associates agrees that upon the expiration or termination of this Agreement for any reason and upon payment of all invoices by Client, including the deconversion fees, First Associates will return, in accordance with Client’s instructions and in a mutually agreeable format, all of Client’s Data and materials relating to the services provided by First Associates hereunder.

9.	Agreement of Client.

9.1	Brand Use Permission. Client may grants permission to First Associates to utilize its proprietary brand identifiers to include colors, symbols, and other trademarks during the term of this Agreement in the on-line application process and borrower communications in connection with such process, on the Website and in written marketing materials, the form and substance of which shall first be approved in writing by Client.

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9.2	Marketing. Client hereby acknowledges and agrees that it or its designee is responsible for receiving marketing calls and all other aspects of marketing Client’s Receivables, including, without limitation, compliance with all applicable laws, rules and regulations of such marketing efforts.

9.3	Information Disclosure. Client hereby agrees that it shall not mislead, or withhold any relevant information from, any applicants or borrowers regarding any aspect of the Receivable program offered by Client, including, without limitation, the terms of the Receivable (interest rate, borrower benefits, term, monthly payment and the like) sought by such applicant or borrower.

9.4	Marketing Support. Client shall support its own marketing campaigns, internally or through a designated third party, with telephone support for sales calls, unless expressly contracted under a separate agreement for First Associates to provide this service.

9.5	Third Party Fees. Client shall be responsible for any fees of third-party data processors and/or disbursement agents in connection with receivables processed by First Associates hereunder. If Client is billed for such fees, Client agrees to pay such fees promptly upon receipt of such billing. If First Associates is billed for such fees, Client agrees to reimburse First Associates for such fees within ten (10) days of receipt from First Associates of the relevant invoice. Without limiting the generality of the foregoing, Client (A) acknowledges that if third-party processors or disbursement agents (each, a “Processor”) are used by Client (or by First Associates at the direction of Client or in accordance with the terms of the Receivable Documentation) in connection with Receivables processed by First Associates hereunder, and the volume of such Receivables exceeds a threshold specified by such Processor, the Processor may require payment of certain membership, transaction or similar fees in respect of additional Receivables of Client processed through such Processor, and (B) agrees to be responsible for such membership, transaction or similar fees (either by making payment thereof directly or by reimbursing First Associates therefor, as applicable); provided, however, that the parties acknowledge and agree that as of the Effective Date it is anticipated that no such third-party data processor and/or disbursement agents will be used in connection with First Associates’ provision of the Services under this Agreement.

9.6	Indemnification. Client hereby indemnifies First Associates for, from and against all loss, liability and expense (including reasonable attorneys’ fees) arising out of or relating to (A) consumer credit reporting agency inaccuracies, deficiencies in any Receivable Documentation, omission of executed consumer TCPA release or any processes and procedures specified therein, deficiencies in the underwriting or credit criteria provided by Client to First Associates, and all other information and direction, provided to First Associates in connection with the Services and (B) any breach of the representations, warranties, covenants, undertakings or agreements of Client hereunder; provided, that in no event shall Client be responsible or liable for any consequential damages suffered or claimed by First Associates with respect to any matter whatsoever arising out of this Agreement.

9.7	Warrant and Covenant. Client warrants to and covenants with First Associates that all forms of Consumer Documentation and the processes and procedures specified in the Program Manual, this Agreement or otherwise by Client or any third party at Client’s direction, which in each case are used by First Associates in connection with providing the Services comply with all applicable Regulations.

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10.	Infringements and Capacity. The performance of Client’s duties under this Agreement shall not cause First Associates to infringe upon any patent, license, copyright or other proprietary, intellectual or property right, or violate any other right (including but not limited to, the right to royalties or license fees) of any person, partnership, corporation or other entity. Client also represents and warrants that (i) it is and at all times will be free of any contractual obligation that would prevent Client from entering into this Agreement and (ii) First Associates’ offer to provide services and information hereunder in no way caused, or will cause, or induce, Client to breach any contractual obligation.

11.	Confidentiality of Proprietary Information. Both parties acknowledge that the programs, services, designs, specifications, manuals, documentation and other materials or information related or ancillary to the services performed and the information produced hereunder by either party, or other proprietary information that either party obtains access to via the services provided herein (collectively “Documentation”), and all other systems, programs, designs, specifications, manuals, documentation and other materials which are utilized, developed or made available by either party to the other in connection with this Agreement (collectively “Other Materials”) are the confidential, proprietary and/or trade secret property and information of the providing party or its licensors and shall remain such property and information of the providing party or its licensors, both before and after the term of this Agreement. For the purpose of clarity, either party may be a Disclosing Party or a Receiving Party. The Disclosing Party means the Party providing the Documentation or Other Materials, and the Receiving Party is the Party receiving such Documentation or Other Materials.

Neither party shall copy, sell, assign, transfer, distribute or disclose all or any part of the Documentation or Other Materials to any other person, partnership, corporation or other entity. Both parties shall confine the knowledge and use of the Documentation and Other Materials only to its employees who require such knowledge for use in the ordinary course and scope of their employment. Both parties and such employees shall use such Documentation and Other Materials solely in connection with each party’s business purposes which are being addressed by this Agreement, both parties shall promptly return to each other all property or information which is covered by this Section 10. If either party is requested, legally compelled or advised to disclose any of the Documentation or Other Materials, then, to the extent reasonably practicable, it will provide the Disclosing Party with prompt notice of such request, order or advice so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Disclosing Party, and the Receiving Party is nonetheless requested, legally compelled or advised to disclose the Documentation or Other Materials, the Receiving Party may, without liability hereunder, disclose only that portion of the Documentation or Other Materials which is required to be disclosed.

12.	No Solicitation. During the term of this Agreement and for one year after its termination, Client shall not (a) attempt to induce an employee of First Associates to terminate his or her employment or contract; nor (b) hire or enter into a contract for the services of an employee, of First Associates without first obtaining First Associates’ written consent.

13.	Relationship of the Parties. The relationship of the parties to this Agreement is that of independent contractors. Neither this Agreement nor any of the activities contemplated hereby shall be deemed to create any partnership, joint venture, agency or employer-employee relationship between First Associates and Client.

14.	Force Majeure. Notwithstanding anything herein to the contrary, First Associates shall not be considered in default hereunder or have any liability to Client for any failure to perform if such failure arises out of causes beyond the control of First Associates, to the extent falling into one of the following categories: acts of God or public enemy, acts of the government acting in any capacity, fires, floods, epidemics, quarantine restrictions, strikes, war, terroristic or criminal acts, civil disturbance, riots, rebellion, freight embargoes, degradation of telephone or other communication service or weather conditions.

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15.	Default.

15.1	Notice and Cure Period, Rights, After Default. If Client becomes Insolvent,, Client is not in compliance with Section 5.4, or if Client shall fail to pay to First Associates any amount due hereunder within ten (10) days after receipt of the notice that the same is past due, or if either party breaches or fails to comply with any other provision of this Agreement and such failure continues for a period of thirty (30) days after receipt of written notice thereof, then First Associates or Client, as the case may be, shall be deemed to be in default and the other party shall have the right (i) to terminate this Agreement immediately, and (ii) in addition, but subject to any limitations contained in this Agreement, to pursue any and all rights which may be available to it. Termination of this Agreement shall not relieve Client from payment of all amounts of money owed by Client to First Associates. Notwithstanding anything in this Agreement to the contrary, so long as Client is in default under this Agreement or any other agreement in effect between First Associates and Client, First Associates shall have no obligation to perform the First Associates Duties while the default continues, excepting First Associates obligations to protect Client’s customers personally identifiable and related information and Client’s proprietary information as set forth herein. Likewise, Client is relieved of performing Client’s Duties in the event of default hereunder by First Associates while the default continues. In the event of default by First Associates and notwithstanding any other provision of this agreement, Client is permitted to offset those expenses it reasonably incurs as a direct result of First Associates default against any and all outstanding amounts due First Associates.

15.2	Injunctive Relief. The parties acknowledge that if either party fails to comply with the provisions of Sections 8.2, 10 or 11 hereof, the other party may suffer irreparable harm for which there may be no adequate remedy at law. Accordingly, if either party fails to comply with any provision of said sections, then the other party will be entitled to seek injunctive relief or any other appropriate equitable remedy. Further, if such failure continues for thirty (30) days after receipt of notice thereof from the other party, then such other party shall also have all of the rights available to it as if there was a default under Section 15.1 hereof.

15.3	This paragraph left intentionally blank

15.4	No Waiver of Remedies. The failure by either party to exercise any option or right upon a default or breach of any of the terms of this Agreement shall not be construed as waiving such right or option at a later date. Further, all of such rights or options shall be cumulative, and the exercise of any one such right or option shall not preclude the exercise of any other right or option. No exercise of, or delay or omission to exercise, the rights and powers herein granted shall be held to exhaust the same or be construed as a waiver thereof, and every such right and power may be exercised at any time and from time to time.

16.	Regulatory Compliance

16.1	Compliance with Laws. First Associates and Client shall, at all times during the course of this Agreement, comply with all applicable federal and state laws regarding consumer lending and consumer finance.

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17.	Miscellaneous.

17.1	Notices. Any notice which is required or permitted to be given hereunder shall be in writing and shall be effective upon receipt, and shall be delivered as follows: (a) by United States mail, with return receipt requested, postage prepaid; or (b) by Federal Express or other nationally recognized overnight delivery service as follows:

If to First Associates:

First Associates Loan Servicing, LLC

15373 Innovation Drive

Suite 300

San Diego, CA 92128

Attn: Executive Vice President

or

If to Client:

Loandepot.com

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Att: Vendor Managment

Either party at any time or times may change the foregoing address or telecopy information, pursuant to notice to the other party duly given in accordance with requirements of this Section 17.1.

17.2	Audit. Client and its authorized agents shall have the right, at its expense and at reasonable times and upon reasonable notice, to audit the applicable books and records of Client’s program in First Associates’ office; provided, however, that such audits shall not be conducted more than once in each twelve month period. Client shall be responsible for all costs related to such audit.

17.3	Assignment. Neither party may transfer or assign any rights or obligations under this Agreement without the other party’s prior written consent. The consent to any particular assignment shall not constitute consent to further assignment. This Agreement shall be binding upon the parties and their respective successors and permitted assigns. Any attempted assignment or transfer in contravention of this Section shall be null and void.

17.4	Captions. All captions and headings to the sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be construed as a part hereof.

17.5	This paragraph purposefully left blank

17.6	CPI Adjustment. To the extent that any fees schedules established under this Agreement extend beyond one year after the execution of this Agreement, First Associates shall be entitled to increase such fees by a percentage equal to the then applicable annual percentage increase in the Consumer Price Index (CPI). Unless stated otherwise, CPI adjustments shall not affect time and material rates which will always be charged at First Associates’ then current rates. CPI shall mean the Consumer Price Index for all Urban Consumers – All Cities Average, For All Items (1982-1984=100) published by the Bureau of Labor Statistics, United States Department of Labor.

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17.7	Advertising Neither party shall publish or use the name of the other in any manner or publication without the prior consent of the other, except as required by law or legal process, in which event notice thereof shall be promptly given. Without limiting the generality of the foregoing, no letter of general mailing or advertisement or other communication to be sent to a policyholder or customer of Client may contain the name First Associates without First Associates’ prior written approval.

17.8	Indemnity. Notwithstanding any other provision to the contrary, each party expressly agrees to indemnify, defend and hold the other harmless, including its shareholders, directors, officers, agents and employees from all claims, costs, penalties, damages, liability, obligation, cause of action, and all fees, expenses and costs associated therewith, including attorneys fees, to the extent arising from the other’s breach or nonperformance hereunder, and in particular indemnification for any and all third party claims and damages allegedly or actually arising from the performance of each parties duties, services and obligation hereunder.

17.9	Governing Law, Jurisdiction, and Venue. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. THE PARTIES AGREE TO THE EXCLUSIVE JURISDICTION OF AND VENUE IN THE STATE AND FEDERAL COURTS IN CALIFORNIA AND WAIVE ALL RIGHTS TO VENUE AND JURISDICTION IN ANY OTHER FORUM. BECAUSE THE PARTIES AGREE THAT THIS CONTRACT IS NOT A CONTRACT FOR THE SALE OF GOODS, THIS AGREEMENT SHALL NOT BE GOVERNED BY ANY CODIFICATION OF ARTICLE 2 OR 2A OF THE UNIFORM COMMERCIAL CODE, OR ANY CODIFICATION OF THE UNIFORM COMPUTER INFORMATION TECHNOLOGY ACT OR ANY REFERENCE TO THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS.

17.10	Severability. If any clause or provision of this Agreement becomes or is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future law effective during the term hereof, the remainder of this Agreement shall not be affected thereby.

17.11	Survival of Certain Provisions. Notwithstanding anything herein to the contrary, the obligations of the parties under Sections 2.2, 6, 8.2, 8.3, 9, 10, 11, 15.1, 15.2, 15.3, 15.4, 17.10, 17.13 and 17.14 hereof shall survive any expiration or termination of this Agreement.

17.12	Entire Agreement. This Agreement together with its attached Exhibits, which are hereby incorporated herein as if set forth in full herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior or contemporaneous agreements, contracts, understandings, proposals and negotiations with respect to such subject matter. This Agreement may be amended, waived or supplemented only by a written instrument duly executed by both First Associates and Client. The terms and conditions of this Agreement shall prevail notwithstanding any additional or different terms or conditions of any purchase order that may be issued by Client.

17.13	Multiple Counterparts. This Agreement may be signed in multiple counterparts and all such counterparts shall be treated as one document. The signatures of the parties need not appear on the same copy of this Agreement, so long as each party signs at least one copy of this Agreement and the copies contain the same terms.

17.14

Construction. The headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Agreement. Where context so indicates, a word in the singular form shall include the plural, a word in the masculine

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form shall include the feminine and vice-versa. The word “including” and similar constructions (such as “for example”, “such as”, and “e.g.”) shall mean “including, without limitation”, throughout this Agreement. The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which the party or its professional advisors participated in the preparation of this Agreement.

17.15	Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than Client and First Associates.

17.16	Covenant of Further Assurances. Client and First Associates covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of Client and First Associates shall execute and deliver any further legal instruments and perform any acts which are or may become necessary to effectuate the purposes of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties, by their duly authorized officers whose signatures are set forth below, have executed this Agreement as of the Effective Date set forth above.

First Associates Loan Servicing, LLC 15373 Innovation Drive Suite 300 San Diego, California 92128	Loandepot.com 26642 Towne Centre Drive Foothill Ranch, CA 92610

		[	DocuSigned by:
By:	By:
68C7C78E5FC4408...
Laurence Chiavaro	Name:		Jon C Frojen
(printed)
Executive Vice President	Title:		CFO

Execution Date:	Execution Date:	9/26/2014

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[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

EXHIBIT A

DESCRIPTION OF SERVICES / STATEMENT OF WORK

Overview

Subject to the terms of the Agreement, First Associates, Inc. (“FA”) shall, upon Client’s request, provide the following services to Client (as described herein, the following FA obligations constitute the “Services”). The Services shall consist of the duties stated herein, as they may evolve during the term of the Agreement or be supplemented, enhanced, modified or replaced in accordance with the provisions of the Agreement.

The Parties acknowledge that certain sections of this Statement of Work are subject to further definition pending the parties’ finalization of other documents, and thus remain subject to the terms of the Agreement, including the provisions relating to amendment of the Agreement and any schedules and exhibits thereto.

The Services as described below shall be subject to change in order to implement modifications, amendments and other changes (a) as may from time to time be required by applicable Regulations; (b) in connection with or in order to incorporate modifications and enhancements to First Associates’ procedures generally (including modifications and enhancements to implement business efficiencies, provide additional features, reflect changes to reports, and eliminate obsolete functions); and (c) as may be agreed by Client and First Associates.

Client Set up and Portfolio Conversions                         $[***]

(50% paid at signing of Term Sheet)

•	Project management

•	Standard private label functionality

•	Dedicated client 800 number

•	FA Standard IVR with client branding

•	FA Standard statements with client branding

•	FA standard outbound communications with client branding

•	Correspondence PO Box

•	Additional customization is available

•	Servicing platform set up (2 turns)

•	LOS mapping/testing as required

•	Control files

•	Activity code and list queue profiles

•	Systems control record set-up

•	Security matrix and control profiles

•	FA standard field architecture

•	Customized fields (available)

•	Multilevel portfolio hierarchy (as required)

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[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

•	Funds flow and control

•	Consumer access to multiple payment options

•	FA consumer payment portal

•	IVR payment portal

•	Single and recurring ACH

•	Credit card

•	Western Union

•	MoneyGram

•	Check by Phone

•	FA standard lockbox and account configuration

•	Fully integrated/automated lockbox

•	FA Client Trust Account

•	Secure transfer template set up for client collection account

•	Credit bureau reporting

•	Branded bureau subscriber codes

•	Metro 2 mapping and reporting setup

•	Investor reporting

•	Standard reporting setup

•	Customized reports and/or data feeds are available

•	Regulatory document management (available)

•	File document mapping

•	Automated data transfer setup

•	Custodial setup

•	Payment file conversion

•	Legal work to draft agreements (2 turns)

Loan Boarding                 $[***]

•	Receive file from LOS with pre-determined boarding fields

•	Upload into servicing system based upon billing schedule

•	Issue Welcome Letter and Privacy notice

Monthly Servicing

•	Welcome communications

•	Borrower statements

•	Via USPS and/or email

•	Availability via FA consumer portal

•	Payment collections

•	FA consumer payment portal

•	IVR payment portal

•	Single and recurring ACH

•	Credit card

•	Western Union

•	MoneyGram

•	Check by Phone

First Associates Loan Servicing, LLC	Page 13 of 15	CONFIDENTIAL AND PROPRIETARY

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

•	Payment processing

•	ACH

•	Credit card processing

•	Automated secure lockbox feeds

•	ACH recruitment

•	Customer Service with IVR and live agent availability during standard business hours

•	Paid in full processing

•	Metro 2 credit bureau reporting

•	Campaign programming and execution across multiple channels

•	text

•	email

•	voice alert

•	outbound IVR

•	agent outbound

•	USPS

•	Field calls (available)

•	Investor reporting production

•	Funds remittance

Servicing Pricing:

•	Consumer loans (monthly billing) -

•	$[***]

•	$[***]

•	Non-ACH borrowers-add [***]

•	De-boarding-$[***]

Customer Verification (available)

•	Receive file from Client with pre-determined boarding fields

•	Upload into servicing system for outbound campaigns

•	Campaign example:

•	Day 1: Board Loan Depot files

•	Day 2: Voice Alert or Text

•	Day 3: Email and Text Op Out

•	Day 4: Outbound IVR

•	Day 5: Voice Alert or Text

•	Day 6: Email and/ or Text

•	Day 7 Voice Alert

•	Day 8 Email and/ or Text

•	Day 9 De-board file back to Loan Depot

Verification Pricing:

• 3,000 + loans per month =	$[***]

• Loans not verified	[***]

• Capture ACH info from borrower	$[***]

First Associates Loan Servicing, LLC	Page 14 of 15	CONFIDENTIAL AND PROPRIETARY

[***] – Confidential portions of this document have been redacted and filed separately with the Commission.

Administrative Fees/ Servicing Charges

First Associates shall receive all administrative fees, including, but not limited to, extension processing fees, late fees, NSF fees, and payment processing fees received by First Associates during any monthly reporting period.

Monthly Minimums

•	Months 1-2 = $[***]

•	Months 3-6 = $[***]

•	Months 7+ = $[***]

Pass Through Expenses

FIRST ASSOCIATES shall be reimbursed for out-of-pocket expenses including, but not limited to, those associated with correspondence, mailing costs, skip tracing, field calls, recovery, liquidation, travel, legal proceedings, payment processing, bank charges, and insurance tracking, if any.

First Associates Loan Servicing, LLC	Page 15 of 15	CONFIDENTIAL AND PROPRIETARY